EXHIBIT 11

                   STIRLING COOKE BROWN HOLDINGS LIMITED

         STATEMENT OF COMPUTATION OF NET INCOME PER ORDINARY SHARE

  (Expressed in thousands of United States Dollars, except per share data)


                                                      As of or for the          As of or for the
                                                     three months ended        nine months ended
                                                       September 30               September 30
                                                      1997        1998          1997        1998
                                                    ---------   --------      ----------   --------
Net Income..................................        $   3,590  $   4,129      $    9,582   $ 12,141
                                                    =========  =========      ==========   ========

BASIC
Number of Shares:
Weighted average number of ordinary shares
  outstanding...............................        8,488,372  9,863,372       8,162,791  9,863,372
Weighted average treasury shares held.......               --    (40,000)       (187,861)   (40,000)
Shares issued in June, 1997(1)..............               --         --         192,592         --
                                                    ---------  ---------      ----------   --------
                                                    8,488,372  9,823,372       8,167,522  9,823,372
                                                    =========  =========      ==========  =========
Net income per share........................        $    0.42  $    0.42      $     1.17  $    1.24
                                                    =========  =========      ==========  =========

DILUTED
Number of shares:
Weighted average number of ordinary shares
  outstanding...............................        8,488,372  9,863,372       8,162,791  9,863,372
Weighted average treasury shares held.......               --    (40,000)       (187,861)   (40,000)
Shares issued in June, 1997.................               --         --         192,592         --
Incremental shares of outstanding stock
  options...................................               --         --         173,826     34,744
                                                    ---------  ---------      ----------   --------
                                                    8,488,372  9,823,372       8,341,348  9,858,116
                                                    =========  =========      ==========  =========
Net income per share assuming dilution......        $    0.42  $    0.42      $     1.15  $    1.23
                                                    =========  =========      ==========  =========
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(1)  In accordance with SEC Staff Accounting Bulletin 98, ordinary shares which were issued in connection with the conversion of 25 class "A"
     non-voting shares are considered outstanding for all prior periods presented for purposes of both basic and diluted presentations.